Exhibit 10.18

+41 21 641 56 51 contact@swissinso.com www.swissinso.com

Contract for Consultancy Services

between
MICHEL GRUERING, Case postale 37, 1806 St Legier

And

SwissINSO SA, in Lausanne, Switzerland

It is agreed between parties above mentioned:

1. START DATE AND DURATION OF THE CONTRACT

1.1 The contract of consultancy starts on October 1st, 2009 and will expire on March 31st, 2010. 1.2 It can be extended beyond expiry date when both parties agree to it.

1.3 Causes of termination for fair reasons are reserved.

2. MISSIONS AND SCOPE OF WORK

The Consultant has the following missions:

2.1. STRATEGY: Elaboration of the strategic plan of the Company for 2010 in collaboration with the CEO and the Marketing Manager. Presentation of said strategic plan to the board of Directors in March 2010.

2.2. RESEARCH OF PARTNERS: Collaboration with the CEO to identify opportunities of joint ventures, mergers, partnerships, technology transfers, or acquisitions, and supervision of the execution of the approved transactions.

2.3. NETWORKING: Establish contacts with NGOs, promotion of the Company and its products / solutions with these organizations with the aim of getting on the accredited venders' list of their central purchasing agencies. Coordination of contacts between the Company and NGOs at national and international level.

3. MONITORING AND RESULTS:

3.1 The Consultant will present to the directors an agenda of meetings to report on his mission, and provide at the end of March 2010 a report on the concrete results of his mission.

    4. FEE

4.1 From October 1st, 2009 till March 31st, 2010, the total contractual amount for the services of consultancy will be CHF 108'000 net, payable in six installments of 18'000, the first one at the end of October 2009.

4.2 Expenses linked to the execution of the mandate are reimbursed against respective invoices. Expenses for travel and lodging authorized before by the general management will be reimbursed according to the policy of the Company. Phone and car expenses incurred within the mandate will be reimbursed on a monthly basis against invoices.

5. CONFIDENTIALITY

5.1 The Consultant agrees not to reveal or to disclose the Company's trade secrets and/or intellectual property rights during the duration of his contract and 1 year after its termination.

5.2 The Consultant agrees to keep strictly confidential the strategic information to which he will have access in the course of his mandate.

6. WARRANTIES

6.1 The Consultant certifies that he acts in his own behalf only and is totally independent, and that he is registered as an accredited consultant.

7. ARBITRATION

7.1 In case of litigation concerning any element of this contract, Swiss law prevails and the legal jurisdiction is Lausanne, Switzerland.

Lausanne, September 30th, 2009

The Consultant	The Company

/s/ Michael Gruering	/s/ Yves Ducommun
Michael Gruering	Yves Ducommun